UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
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INNSUITES HOSPITALITY TRUST
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[TRUST LOGO]

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the 2005 Annual Meeting of Shareholders of InnSuites Hospitality Trust (the “Trust”) will be held in the Kachina Room at the InnSuites Hotels Phoenix Best Western, 1615 E. Northern Avenue, Phoenix, Arizona 85020 (phone: 602-997-6285) on Thursday, August 25, 2005, at 11:00 a.m., local time, for the purpose of considering and acting upon:

1.                                       The election of two Trustees to hold office until the 2008 Annual Meeting of Shareholders and until their successors shall be elected and qualified (listed as Proposal 1 on the Proxy Card).

2.                                       Granting the Board of Trustees the authority to implement a Reverse Stock Split up to a maximum ratio of 1-for-4 (listed as Proposal 2 on the Proxy Card).

3.                                       The transaction of any other business that properly may come before the meeting and any adjournments thereof.

Shareholders of the Trust of record at the close of business on July 14, 2005 are entitled to vote at the 2005 Annual Meeting of Shareholders and any adjournments thereof.

By order of the Board of Trustees

MARC E. BERG
Secretary

Phoenix, Arizona

                , 2005

Shareholders are requested to complete, date, sign and return the enclosed Proxy Card in the envelope provided, which requires no postage if mailed in the United States.

[TRUST LOGO]

InnSuites Hotels Centre
1615 E. Northern Avenue
Suite 102
Phoenix, Arizona  85020

PROXY STATEMENT

Proxy Solicitation

The accompanying proxy is solicited by the Trustees of InnSuites Hospitality Trust (the “Trust”) for use at the 2005 Annual Meeting of Shareholders to be held on Thursday, August 25, 2005, and any adjournments thereof.  In addition to the Trust’s solicitation of proxies by mail, the Trustees, officers and regular employees of the Trust may also solicit the return of proxies by mail, telephone, telegram or personal contact, for which they will not receive additional compensation.  The Trust will pay the cost of soliciting proxies in the accompanying form.  The Trust will reimburse brokers or other persons holding Shares of Beneficial Interest of the Trust (“Shares”) in their names or in the names of their nominees for their reasonable expenses in forwarding proxy material to the beneficial owners of such Shares.

General Information

Shareholders of record at the close of business on July 14, 2005 (the record date) will be entitled to vote at the 2005 Annual Meeting of Shareholders and at any adjournments thereof.  At that date, there were 9,130,289 Shares of Beneficial Interest of the Trust issued and outstanding.  Each outstanding Share is entitled to one vote on all matters that properly come before the 2005 Annual Meeting.  A majority of the issued and outstanding Shares, or 4,565,145 Shares, must be represented at the 2005 Annual Meeting in person or by proxy in order to constitute a quorum for the transaction of business.

This Proxy Statement and the accompanying form of proxy are first being mailed to the shareholders of the Trust on or about              , 2005.  The Trust is also mailing with this Proxy Statement its Annual Report to Shareholders for the fiscal year ended January 31, 2005.

No appraisal rights are available under Ohio law or under the Declaration of Trust of the Trust to any shareholder who dissents from any of the Proposals described below.

A proxy may be revoked at any time before a vote is taken or the authority granted is otherwise exercised.  Revocation may be accomplished by the execution of a later proxy with regard to the same Shares or by giving notice in writing to the Trust’s Secretary or in an open meeting.

The Proposals

Shares represented by properly executed proxy cards will be voted in accordance with the specifications made thereon.  If no specification is made, proxies will be voted FOR the following proposals (each, a “Proposal,” and collectively, the “Proposals”):

1.             the election of the Trustee nominees named herein (listed as Proposal 1 on the Proxy Card), and

2.             granting the Board of Trustees the authority to implement a Reverse Stock Split up to a maximum ratio of 1-for-4 (listed as Proposal 2 on the Proxy Card).

The Board of Trustees recommends that the shareholders vote FOR each of the Trustee nominees.  The Board of Trustees is not making a recommendation with respect to Proposal 2.  Mr. Wirth and his affiliates have agreed to vote the Shares owned by them in the same proportions as the other votes cast with respect to Proposal 2.  As of July 14, 2005, Mr. Wirth and his affiliates collectively own approximately 63.7% of the Trust’s issued and outstanding Shares.

The Board of Trustees will implement Proposal 2 only if it determines that the implementation of that Proposal is in the best interests of the Trust.

The approval of each Proposal requires the affirmative vote of a majority of the issued and outstanding Shares entitled to vote present in person or by proxy at the Annual Meeting.  Abstentions and broker non-votes, unless a broker’s authority to vote on a particular matter is limited, are tabulated in determining the votes present at a meeting.  Consequently, an abstention or a broker non-vote (assuming a broker has unlimited authority to vote on the matter) has the same effect as a vote against a Trustee or a proposal, as each abstention or broker non-vote would be one less vote for a Trustee nominee or for the approval of a proposal.

ELECTION OF TRUSTEES

(Proposal 1 on the Proxy Card)

At the Annual Meeting, two Trustees are to be elected with three-year terms expiring at the 2008 Annual Meeting of Shareholders and, in each case, until their respective successors are duly elected and qualified.

Trustees whose terms expire at the 2005 Annual Meeting of Shareholders are Mr. Mason E. Anderson and Mr. Steven S. Robson.  Mr. Anderson has informed the Board of Trustees that he will not stand for re-election in order to focus on other personal interests.  The Board of Trustees will miss the experience and expertise of Mr. Anderson and wishes him well in his personal pursuits.

The Governance and Nominating Committee has selected Mr. Larry Pelegrin as nominee to the Board of Trustees to replace Mr. Anderson.  Mr. Pelegrin was referred to the Governance and Nominating Committee by Mr. Wirth.  Mr. Robson, whose term as Trustee expiring at the 2005 Annual Meeting of Shareholders, has chosen to stand for re-election as Trustee to a term expiring at the 2008 Annual Meeting of Shareholders.  Accordingly, Mr. Pelegrin will stand for election and Mr. Robson will stand for re-election as Trustees to terms expiring at the 2008 Annual Meeting of Shareholders.

Unless a shareholder requests that voting of a proxy be withheld for any one or more of the nominees for Trustee in accordance with the instructions set forth on the proxy, it presently is intended that Shares represented by proxies solicited hereby will be voted FOR the election of Mr. Pelegrin and

Mr. Robson as Trustee to terms expiring at the 2008 Annual Meeting of Shareholders.  The nominees have consented to being named in this Proxy Statement and to serve if elected.  Should any nominee subsequently decline or be unable to accept such nomination or to serve as a Trustee, an event which the current Trustees do not now expect, the persons voting the Shares represented by proxies solicited hereby may vote such Shares for a slate of two persons which includes a substitute nominee.

The Trust’s Board of Trustees currently has five members and is divided into three classes, as follows:

•  two Trustees in the class whose terms expire at the 2005 Annual Meeting of Shareholders;

•  one Trustee in the class whose term expires at the 2006 Annual Meeting of Shareholders; and

•  two Trustees in the class whose terms expire at the 2007 Annual Meeting of Shareholders.

Each of the Trustees serves for three years and until his successor is duly elected and qualified.  A majority of the Trustees, Messrs. Thoma, Robson and Pelegrin, are “independent” as defined by the American Stock Exchange listing standards.  The Trust requests that all of its Trustees attend its Annual Meeting of Shareholders.  All incumbent Trustees were present at the 2004 Annual Meeting of Shareholders.

The Board of Trustees of the Trust recommends a vote FOR Larry Pelegrin and Steven S. Robson as Trustees.

Nominees, Trustees and Executive Officers

The biographies of Messrs. Pelegrin and Robson, and each of the Trustees whose term in office will continue after the 2005 Annual Meeting of Shareholders, are set forth below.  The information concerning the Trustees and executive officers of the Trust set forth in the following table is based in part on information received from the respective Trustees and executive officers and in part on the Trust’s records.  The following table sets forth the name, age, term of office and principal business experience for each Trustee, nominee for Trustee and executive officer of the Trust, as applicable:

Name

Principal Occupations During Past Five Years, Age as of July 14, 2005 and Directorships Held

Trustee Since

Nominees For Term Expiring in 2008

Larry Pelegrin

Retired marketing executive with over 40 years of experience in the travel, transportation and computer industries. Director of Sales and Marketing of Aeronautical Radio, Inc., a provider of transportation communications and systems engineering solutions, from 1994 to 2001. Previous employment includes senior marketing positions with Best Western International and Ramada Inns. Age: 67.

Steven S. Robson(2),(3),(4)	President of Robson Communities, Inc. and Scott Homes and Scott Multifamily, Inc., residential real estate developers, since 1979. Age: 49.	June 16, 1998

Trustee Whose Term Expires in 2006

Marc E. Berg(1)

Executive Vice President, Secretary and Treasurer of the Trust since February 10, 1999. Vice President – Acquisitions of the Trust from December 16, 1998 to February 10, 1999. Consultant to InnSuites Hotels since 1989. Self-employed as a Registered Investment Advisor since 1985. Age: 53.

January 30, 1998

Trustees Whose Term Expires in 2007

James F. Wirth(1)

Chairman, President and Chief Executive Officer of the Trust since January 30, 1998. President and owner (together with his affiliates) of Suite Hotels LLC, Rare Earth Financial LLC and affiliated entities, owners and operators of hotels, since 1980. President of Rare Earth Development Company, a real estate investment company owned by Mr. Wirth and his affiliates, since 1973. Age: 59.

January 30, 1998

Peter A. Thoma(2),(3),(4)	Owner and operator of A&T Verleih, Hamburg, Germany, a hospitality service and rental company, since 1997. Age: 39.	April 13, 1999

(1)  Member of the Executive Committee.

(2)  Member of the Audit Committee.

(3)  Member of the Compensation Committee.

(4)   Member of the Governance and Nominating Committee.

Other Executive Officers

Anthony B. Waters

Chief Financial Officer of the Trust since February 29, 2000. Controller of the Trust from June 17, 1999 to February 29, 2000. Accountant and auditor with Michael Maastricht, CPA from June 16, 1998 to June 15, 1999, performing audits for InnSuites Hotels, Inc. Self-employed, concentrating in computerized accounting and information systems, from 1990 to June 1998. Age: 58.

The Trustees held seven meetings during fiscal year 2005.  One of the two nominees for Trustee, Mr. Robson, was a member of the Board of Trustees during fiscal year 2005 and is standing for re-election at the 2005 Annual Meeting of Shareholders.  Mr. Pelegrin, who was nominated by the Governance and Nominating Committee upon the decision of Mr. Anderson not to stand for re-election, is standing for election at the 2005 Annual Meeting of Shareholders.

Trustee Nominations and Qualifications

The Governance and Nominating Committee expects to identify nominees to serve as Trustees of the Trust primarily by accepting and considering the suggestions and nominee recommendations made by members of the Board of Trustees and the Trust’s management and shareholders.  Nominees for Trustee are evaluated based on their character, judgment, independence, financial or business acumen, diversity of experience, ability to represent and act on behalf of all Trust shareholders, and the needs of the Board of Trustees.  In general, before evaluating any nominee, the Governance and Nominating Committee first determines the need for additional Trustees to fill vacancies or expand the size of the Board of Trustees and the likelihood that a nominee can satisfy the evaluation criteria.  The Governance and Nominating Committee would expect to re-nominate incumbent Trustees who have served well on the Board of Trustees and express an interest in continuing to serve.

The Governance and Nominating Committee will consider shareholder recommendations for Trustee nominees.  A shareholder who wishes to suggest a Trustee nominee for consideration by the Governance and Nominating Committee should send a resume of the nominee’s business experience and background to Peter Thoma, Chairman of the Governance and Nominating Committee, InnSuites Hospitality Trust, 1615 E. Northern Avenue, Suite 102, Phoenix, Arizona 85020.  The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board of Trustees Nominee.”

Shareholder Communications with the Board of Trustees

Shareholders interested in communicating directly with the Board of Trustees or any individual member thereof may do so by writing to the Secretary, InnSuites Hospitality Trust, 1615 E. Northern Avenue, Suite 102, Phoenix, Arizona 85020.  The mailing envelope and letter must contain a clear notation indicating that the enclosed letter is a “Shareholder-Board of Trustees Communication.”  The Secretary will review all such correspondence and regularly forward to the Board of Trustees a log and summary of all such correspondence and copies of all correspondence that, in the opinion of the Secretary, deals with the functions of the Board of Trustees or Committees thereof or that he otherwise determines requires their attention.  Trustees may at any time review a log of all correspondence received by the Trust that is addressed to members of the Board of Trustees and request copies of any such correspondence.  Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the Trust’s accounting department and handled in accordance with procedures established by the Audit Committee for such matters.

BOARD COMMITTEES

All incumbent Trustees attended at least 75% of the aggregate number of meetings held by the Board of Trustees and all committees on which the Trustee served.

Audit Committee

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the Trust’s independent auditors, including reviewing the scope and results of audit and non-audit services.  The Audit Committee also reviews internal accounting controls and assesses the independence of the Trust’s auditors.  In addition, the Audit Committee has established procedures for the receipt, retention and treatment of any complaints received by the Trust regarding accounting, internal controls or auditing matters and the confidential, anonymous submission by the Trust’s employees of any concerns regarding accounting or auditing matters.  The Audit Committee has the authority to engage independent counsel and other advisors as it deems necessary to carry out its duties.  The Audit Committee met four times during fiscal year 2005.

All members of the Audit Committee are “independent,” as such term is defined by Securities and Exchange Commission (“SEC”) rules and American Stock Exchange (“Amex”) listing standards.  The Board of Trustees has determined that Mr. Robson, a member of the Trust’s Audit Committee, qualifies as a “financial expert” under applicable SEC rules. The Trust has posted its Amended and Restated Audit Committee Charter on its Internet website at www.innsuitestrust.com.

Audit Committee Report

The Audit Committee of the Board of Trustees has reviewed and discussed the audited financial statements of the Trust for the fiscal year ended January 31, 2005 with the management of the Trust.  In addition, the Audit Committee has discussed with Epstein, Weber & Conover, P.L.C. (“EWC”), the independent auditors of the Trust, the matters required by Codification of Statements on Auditing Standards No. 61.  The Audit Committee has also received the written disclosures and the letter from EWC required by Independence Standards Board Standard No. 1 and has discussed with EWC its independence from the Trust, including the compatibility of non-audit services with EWC’s independence.  The Audit Committee has also pre-approved the fees to be charged to the Trust by its independent auditors for audit and non-audit services.

Based on the foregoing, the Audit Committee recommended that such audited financial statements be included in the Trust’s Annual Report for the fiscal year ended January 31, 2005.  The Trust’s Annual Report on Form 10-K was filed with the SEC on May 16, 2005.

By the Audit Committee of the Board of Trustees:

Steven S. Robson, Chairman

Mason Anderson

Peter A. Thoma

Compensation Committee

The Compensation Committee has the responsibility of determining the compensation of the Chief Executive Officer and all other officers of the Trust, advising the Board of Trustees on the adoption and administration of employee benefit and compensation plans and administering the Trust’s 1997 Stock Incentive and Option Plan.  The Compensation Committee met once during fiscal year 2005.

All members of the Compensation Committee are “independent,” as such term is defined by SEC rules and Amex listing standards.  The Trust has posted its Compensation Committee Charter on its Internet website at www.innsuitestrust.com.

Compensation Committee Report

Under the supervision of the Compensation Committee of the Board of Trustees, the Trust has developed and implemented compensation policies, plans and programs that seek to enhance the Trust’s ability to recruit and retain qualified management and other personnel.  In developing and implementing compensation policies and procedures, the Compensation Committee seeks to provide rewards for the long-term value of an individual’s contribution to the Trust.  The Compensation Committee seeks to develop policies and procedures that offer both recurring and non-recurring, and both financial and non-financial, incentives.

James F. Wirth, Chairman, President and Chief Executive Officer of the Trust, has an Employment Agreement with the Trust expiring in December 2007.  Pursuant to the terms of the Employment Agreement, upon the termination of the Advisory Agreement with Mid-America ReaFund Advisors, Inc. (“MARA”), a company owned by Mr. Wirth and his spouse, which termination occurred effective January 1, 1999, Mr. Wirth is to receive, each year through 2007, up to the amount MARA would have received for advisory and management services under the Advisory Agreement, but Mr. Wirth has agreed that his compensation will not exceed $160,000 per year.  Based upon a review of the performance of the Trust and upon the recommendation of the Compensation Committee, during fiscal year 2005, Mr. Wirth was paid an annual salary equal to $130,000, which is less than he is entitled to receive under the terms of his Employment Agreement.  Mr. Wirth’s annual salary for fiscal year 2006 has been set at $141,000.  The Compensation Committee does not rely on any particular set of financial or non-financial factors, measures or criteria when determining the compensation offered to Mr. Wirth.

During fiscal year 2005, the Compensation Committee did not award any stock options to employees or executive officers of the Trust.

By the Compensation Committee of the Board of Trustees:

Steven S. Robson, Chairman

Mason Anderson

Peter A. Thoma

Governance and Nominating Committee

The Governance and Nominating Committee has the responsibility of screening and nominating candidates for election as Trustees and recommending committee members for appointment by the Board of Trustees.  See “Trustee Nominations and Qualifications” above for more information on how shareholders can nominate Trustee candidates, as well as information regarding how Trustee candidates are identified and evaluated.  The Governance and Nominating Committee also advises the Board of Trustees with respect to governance issues and trusteeship practices, including determining whether Trustee candidates and current Trustees meet the criteria for independence required by Amex and the SEC.  The Governance and Nominating Committee met once during fiscal year 2005.

All members of the Governance and Nominating Committee are “independent,” as such term is defined by SEC rules and Amex listing standards.  The Trust has posted its Governance and Nominating Committee Charter on its Internet website at www.innsuitestrust.com.

Executive Committee

The Executive Committee has the responsibility of exercising all of the powers of the Board of Trustees in the management of the business and affairs of the Trust, other than filling vacancies on the Board of Trustees or in any committee of the Board of Trustees, during intervals between meetings of the Board of Trustees.  The Executive Committee met twice during fiscal year 2005.

REVERSE STOCK SPLIT

(Proposal 2 on the Proxy Card)

Purposes of the Proposal

The purpose of the Reverse Stock Split is to increase the market price of the Shares.  The Board of Trustees intends to effect the Reverse Stock Split if it believes that a decrease in the number of Shares outstanding is likely to improve the trading price of the Shares.  If the Reserve Stock Split proposal is authorized by the shareholders of the Trust, the Board of Trustees will have the discretion to implement the Reverse Stock Split once during the period ending on December 31, 2008, up to a maximum ratio of 1-for-4, or effect no Reverse Stock Split at all.  The Board of Trustees has submitted a maximum ratio in order to give it latitude to achieve its intended objective. There can be no assurance, however, that the market price of the Shares will rise in proportion to the reduction in the number of outstanding Shares resulting from the Reverse Stock Split.

The Board of Trustees believes that shareholder approval of a maximum ratio (as opposed to approval of a specified ratio) in which the Reverse Stock Split may be effected provides the Board of Trustees with maximum flexibility to achieve the purposes of the Reverse Stock Split.  If the shareholders approve this Reverse Stock Split Proposal, the Reverse Stock Split will be effected, if at all, only upon a determination by the Board of Trustees that the Reverse Stock Split (in a ratio determined by the Board of Trustees within the limits set forth herein) is in the best interests of the Trust and its shareholders at that time.

In connection with any determination to effect a Reverse Stock Split, the Board of Trustees will also select the Reverse Stock Split ratio that, in its discretion, results in the greatest marketability of the Shares based on prevailing market conditions.  No further action on the part of the shareholders will be required to either effect or abandon the Reverse Stock Split.  If no Reverse Stock Split is effected by December 31, 2008, the Board of Trustees’ authority to effect the Reverse Stock Split will terminate.

Effects of the Proposal

Potential Effects of the Reverse Stock Split

There can be no assurance that the total market capitalization of our Shares after the Reverse Stock Split will be equal to or greater than the total market capitalization before the Reverse Stock Split.  Further, there can be no assurance that the market price per Share after the Reverse Stock Split will rise or remain constant in proportion to the reduction in the number of Shares outstanding before the Reverse Stock Split.

Accordingly, although the Reverse Stock split will not (by itself) impact the Trust’s assets or prospects and the market price of our Shares will be based on our performance and other factors, the total market capitalization of the Shares after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split, and, in the future, the market price of our Shares following the Reverse Stock Split may fall below the market price prior to the Reverse Stock Split.  In many cases, the total market capitalization of a company following a reverse stock split is lower than the total market capitalization before the reverse stock split.

A decline in the market price for our Shares after the Reverse Stock Split may result in a greater percentage decline than would occur in the absence of the Reverse Stock Split, and the liquidity of our Shares could be adversely affected by the reduced number of Shares outstanding following the Reverse Stock Split.

Effect on Authorized and Outstanding Shares

The Declaration of the Trust currently authorizes the Trust to issue an unlimited number of Shares.  Therefore, the total number of authorized Shares will not change as a result of the Reverse Stock Split.

As of July 14, 2005, there were 9,130,289 Shares issued and outstanding.  This number excludes 7,377,970 Shares held by the Trust as treasury shares that are considered issued but not outstanding.

Pursuant to the Reverse Stock Split, assuming the maximum ratio of 1-for-4 is employed, each four Shares outstanding or held as treasury shares immediately prior to the effectiveness of the Reverse Stock Split will become one Share after the Reverse Stock Split.  The actual number of Shares will depend on the Reverse Stock Split ratio selected by the Board of Trustees.

Although the number of authorized shares of common stock will not change as a result of the Reverse Stock Split, the number of Shares outstanding and held as treasury shares will be reduced to a number that will be approximately equal to (i) the number of Shares outstanding and held as treasury shares immediately prior to the effectiveness of the Reverse Stock Split, divided by (ii) the Reverse Stock Split ratio that is employed.

With the exception of the number of Shares outstanding or held as treasury shares, the rights and preferences of the Shares prior and subsequent to the Reverse Stock Split will remain the same.  Following the effective date of the Reverse Stock Split, it is not anticipated that our financial condition, the percentage ownership of management, the number of shareholders, or any aspect of our business would materially change as a result of the Reverse Stock Split.

The Reverse Stock Split will be implemented simultaneously for all Shares (outstanding or held as treasury shares) and the ratio will be the same for all Shares.  The Reverse Stock Split will affect all shareholders uniformly and will not affect any shareholder’s percentage ownership interests in the Trust, except to the extent that the Reverse Stock Split results in any shareholder owning a fractional share.  See “Fractional Shares” below.  Shares issued pursuant to the Reverse Stock Split will remain fully paid and non-assessable.

We are subject to periodic reporting and other requirements of the Securities Exchange Act of 1934, as amended.  The proposed Reverse Stock Split will not affect the registration of the Shares under the securities laws.

The table below depicts the effects of the Reverse Stock Split, at assumed exchange ratios, upon the number of Shares outstanding and held as treasury shares:

	Shares	Treasury
	Outstanding	Shares

As of July 14, 2005	9,130,289	7,377,970
1-for-2 Split	4,565,145	3,688,985
1-for-3 Split	3,043,430	2,459,324
1-for-4 Split	2,282,573	1,844,493

Outstanding Convertible Securities

On the effective date of the Reverse Stock Split, if approved by the Board of Trustees, all outstanding future or contingent rights to acquire Shares, such as stock options or limited partnership units in RRF Limited Partnership (the Trust’s operating partnership), will be adjusted to reflect the Reverse Stock Split.  As of July 19, 2005, the Trust had no options, 762,599 Class A limited partnership units and 3,467,938 Class B limited partnership units outstanding.  The number of Shares to be received pursuant to, and other terms of, outstanding future or contingent rights will be adjusted proportionately to reflect the Reverse Stock Split.

Accounting Matters

On the effective date of the Reverse Stock Split, the net income or loss per Share and net book value of our Shares will be increased because there will be fewer Shares outstanding.

Potential Odd Lots

If approved, the Reverse Stock Split will result in some shareholders holding less than 100 Shares, and, as a consequence, such shareholders may incur greater costs associated with selling such Shares.  Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per Share basis, than the cost of transactions in even multiples of 100 Shares.

Potential Anti-Takeover Effect

The Reverse Stock Split proposal is not being proposed in response to any effort of which the Trust is aware to accumulate Shares or obtain control of the Trust, nor is it part of a plan by management to recommend a series of similar amendments to the Board of Trustees and shareholders.

Manner of Effecting the Reverse Stock Split and Exchange of Stock Certificates

In the event of approval of the Reverse Stock Split by the shareholders, the Reverse Stock Split will be implemented by filing a certificate of amendment to our Declaration of Trust.

As soon as practicable after the effective date of the Reverse Stock Split, the Trust, or its transfer agent, will send a letter of transmittal to each holder of record of our outstanding Shares on the effective date of the Reverse Stock Split.  The letter of transmittal will contain instructions for the surrender of certificates representing the Shares.  Upon proper completion and execution of the letter of transmittal and return thereof, together with certificates representing the holder’s Shares, the holder of record will be entitled to receive a certificate representing the number of new Shares into which such holder’s existing Shares have been reclassified as a result of the Reverse Stock Split.  SHAREHOLDERS SHOULD NOT SUBMIT ANY CERTIFICATES UNTIL REQUESTED TO DO SO.

No new certificate will be issued to a holder of record until such holder has surrendered all outstanding certificates together with the properly completed and executed letter of transmittal.  Until so surrendered, each outstanding certificate representing existing Shares will be deemed for all corporate purposes after the effective date to evidence ownership of new Shares in the appropriately reduced number.  No fees or other commissions will be charged to shareholders to effect the exchange of existing Shares for new Shares.

Fractional Shares

As a result of the Reverse Stock Split, the reclassification of a shareholder’s existing Shares into new Shares as described above may result in the creation of fractional Shares.  The Board of Trustees will either:

1.  Provide for the payment of cash in lieu of fractional shares as follows:

In that event, no certificates will be issued for fractional Shares that result from the Reverse Stock Split.  Shareholders who would be entitled to receive fractional Shares after the Reverse Stock Split will be entitled to a cash payment in lieu of the fractional Shares.  In order to receive the cash payment, shareholders must surrender any certificates representing fractional Shares to the Trust, or our transfer agent, which will then issue a new certificate representing the whole number of Shares to which the holder is entitled as a result of the Reverse Stock Split plus a cash payment in place of the fractional Shares at a price equal to the fraction to which the shareholder would otherwise be entitled multiplied by the average of the closing prices of the Shares for the last ten (10) trading days prior to the effective date of the Reverse Stock Split (or if such price is not available, the average of the last bid and ask prices of the Shares on such days or other price determined by the Board of Trustees).  The ownership of a fractional interest will not give the holder any voting, dividend or other rights except to receive payment as described; or

2.  Provide for any fractional Share which results from the Reverse Stock Split to be rounded up to the next whole Share.

Amendment to Declaration of Trust

If the shareholders and the Board of Trustees approve the Reverse Stock Split, we intend to file a certificate of amendment to our Declaration of Trust to implement the Reverse Stock Split.  In order to implement the Reverse Stock Split, we will amend the Declaration of Trust to include the following language as modified to reflect the Reverse Stock Split ratio (up to a maximum ratio of 1-for-4) selected by the Board of Trustees:

“Each [NUMBER TO BE DETERMINED BASED ON RATIO] Shares issued as of the date and time immediately preceding [INSERT DATE UPON WHICH CERTIFICATE OF AMENDMENT IS FILED], the effective date of a reverse stock split (the “Split Effective Date”), shall be automatically changed and reclassified, as of the Split Effective Date and without further action, into one (1) fully paid and nonassessable Share; provided, however, that there shall be no fractional interest resulting from such change and reclassification.  In the case of any holder of fewer than [NUMBER TO BE DETERMINED BASED ON RATIO] Shares or any number of Shares which, when divided by [NUMBER TO BE DETERMINED BASED ON RATIO], does not result in a whole number (a “Fractional Share Holder”), the fractional Share interest held by such Fractional Share Holder as a result of such change and reclassification shall be [redeemed for a cash payment by the Trust in lieu of issuance OR rounded up to the next whole Share].  Each holder of record of a certificate or certificates which immediately prior to the Split Effective Date represents outstanding Shares (the “Old Certificates,” whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Trust’s transfer agent for cancellation, a certificate or certificates (the “New Certificates,” whether one or more) representing the number of whole Shares into and for which the Shares formerly represented by such Old Certificates so surrendered are exchangeable [plus a cash payment in place of the fractional Shares at a price equal to the fraction to which the holder would otherwise be entitled multiplied by the average of the closing prices of the Shares for the last ten (10) trading days immediately prior to the Split Effective Date (or if such price is not available, the average of the last bid and ask prices of the Shares on such days or other price determined by the Board of Trustees) OR rounded up to the next whole Share].  From and after the Split Effective Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof.”

Certain Federal Income Tax Consequences

We believe that the federal income tax consequences of the Reverse Stock Split to holders of existing Shares will be as follows:

(a)           No gain or loss will be recognized by a shareholder on the surrender of their existing Shares or upon receipt of a certificate representing the new number of Shares (except to the extent of any cash received in lieu of a fractional Share).

(b)           If cash is paid by the Trust for fractional Shares, gain or loss equal to the difference, if any, between the amount of cash received for fractional Shares and the shareholder’s basis in the fractional Shares will be recognized by the shareholder.

(c)           Generally, the aggregate tax basis of the Shares after the Reverse Stock Split will equal the aggregate tax basis of the Shares exchanged therefor.

(d)           The holding period of the Shares after the Reverse Stock Split will include the holding period of the holder’s existing Shares if such existing Shares were held as capital assets on the date of the exchange.

(e)           The conversion of the existing Shares into the new Shares after the Reverse Stock Split will produce no gain or loss to the Trust.

Our belief as outlined above is not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.  This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, non-resident foreign individuals, broker-dealers and tax-exempt entities.  The state and local tax consequences of the Reverse Stock Split may vary significantly as to each shareholder, depending upon the state in which the shareholder resides.  The foregoing summary is included for general information only.  Accordingly, shareholders are urged to consult their own tax advisors with respect to the federal, state and local tax consequences of the Reverse Stock Split.

Vote Required

Approval of the Reverse Stock Split will require the affirmative vote of a majority of the issued and outstanding Shares entitled to vote present in person or by proxy at the Annual Meeting.

No Appraisal Rights

No appraisal rights are available under Ohio law or under the Declaration of Trust to any shareholder who dissents from this Reverse Stock Split Proposal.

The Board of Trustees is not making a recommendation with respect to Proposal 2.  The Board of Trustees would have the authority to implement a reverse stock split at a ratio, to be established by the Board of Trustees in its sole discretion, not to exceed 1-for-4, which specific ratio shall be included in an amendment to the Declaration of Trust to implement such reverse stock split.

COMPENSATION OF TRUSTEES AND EXECUTIVE OFFICERS

During fiscal year 2005, the Trust issued 9,600 Shares to each Trustee, other than Messrs. Wirth and Berg, as compensation for services rendered as a Trustee of the Trust during fiscal year 2004.  During fiscal year 2006, the Trust issued 9,600 Shares to Trustees Robson and Thoma, 3,200 Shares to Trustee Anderson and 5,600 Shares to former Trustee McConnell, as compensation for services rendered during fiscal year 2005; no Shares were issued to Messrs. Wirth and Berg.  During fiscal year 2007, the Trust intends to issue 9,600 Shares to each Trustee, other than Messrs. Wirth and Berg, as compensation for services rendered during fiscal year 2006.

Summary Compensation Table

The table below shows individual compensation information for the Trust’s Chief Executive Officer and any other executive officer whose total annual salary and bonus for the fiscal year ended January 31, 2005 exceeded $100,000:

Name and Principal Position	Fiscal Year	Annual Salary		Restricted Stock Awards

James F. Wirth	2005	$130,000		—
President and Chief	2004	95,231	(2)	—
Executive Officer (1)	2003	95,936	(3)	—

Anthony B. Waters	2005	$126,400		$3,200	(4)
Chief Financial Officer	2004	126,000		6,240	(5)
	2003	129,392

Marc E. Berg	2005	$111,000		—
Executive Vice President	2004	101,304		—
	2003	118,076		—

(1)           The terms of Mr. Wirth’s Employment Agreement are summarized above.  See “Compensation Committee Report.”

(2)           Although Mr. Wirth’s annual salary for fiscal year 2004 was set at $130,000, Mr. Wirth agreed to a salary reduction that resulted in an annual salary of $95,231 for fiscal year 2004.

(3)           Although Mr. Wirth’s annual salary for fiscal year 2003 was set at $126,000, Mr. Wirth agreed to a salary reduction that resulted in an annual salary of $95,936 for fiscal year 2003.

(4)           Represents the fair market value on the date of grant of 2,000 Shares issued to Mr. Waters as a bonus on March 26, 2004.

(5)           Represents the fair market value on the date of grant of 4,800 Shares issued to Mr. Waters as a bonus on June 30, 2003.

Aggregated Option Exercises in Fiscal Year 2005 and

Fiscal Year-End Option Values

Name	Shares Acquired On Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options At Fiscal Year-End (#) Exercisable/ Unexercisable	Value of Unexercised In- The-Money Options At Fiscal year-End ($) Exercisable/ Unexercisable

James F. Wirth	N/A	N/A	50,000/0	N/A*

Anthony B. Waters	N/A	N/A	20,000/0	N/A*

Marc E. Berg	N/A	N/A	30,000/0	N/A*

*              As of January 31, 2005, none of the options held by such individuals were in-the-money.

Effective on July 14, 2005, Messrs. Wirth, Waters and Berg voluntarily surrendered their options for cancellation.

TRUST PERFORMANCE GRAPH

The following graph compares total shareholder returns from the Trust over the last five fiscal years to the Standard & Poor’s 500 Stock Index (“S&P 500”), the National Association of Real Estate Investment Trusts, Inc.’s Equity REIT Index (“NAREIT”) and the S&P Hotels, Resorts & Cruise Lines Index (“S&P Hotels”).  Total return values for the S&P 500, NAREIT, S&P Hotels and the Trust were calculated based upon market weighting at the beginning of the period and include reinvestment of dividends.  The shareholder returns shown on the following graph are not necessarily indicative of future performance.

The Trust has determined to replace NAREIT with S&P Hotels due to its relinquishment of its status as a real estate investment trust and its belief that its operations are more directly comparable to the operations of other hospitality companies.

The following graph shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent the Trust specifically incorporates this information by reference, and otherwise shall not be deemed filed under such Acts.

Trust	100.00	109.99	57.64	79.63	100.42	63.37
NAREIT	100.00	127.26	143.79	144.63	213.15	246.23
S&P Hotels	100.00	92.03	81.83	68.92	113.75	158.68
S&P 500	100.00	99.10	83.10	63.97	86.08	91.43
	1/31/00	1/31/01	1/31/02	1/31/03	1/31/04	1/31/05

CERTAIN TRANSACTIONS

Employment Agreement with James F. Wirth

James F. Wirth, Chairman, President and Chief Executive Officer of the Trust, has an Employment Agreement with the Trust expiring in December 2007.  Pursuant to the terms of the Employment Agreement, upon the termination of the Advisory Agreement with Mid-America ReaFund Advisors, Inc. (“MARA”), a company owned by Mr. Wirth and his spouse, which termination occurred effective January 1, 1999, Mr. Wirth is to receive, each year through 2007, up to the amount MARA would have received for advisory and management services under the Advisory Agreement, but in no event will his compensation exceed $160,000 per year.  Based upon a review of the performance of the Trust and upon the recommendation of the Compensation Committee, during fiscal year 2005, Mr. Wirth was paid an annual salary equal to $130,000, which is less than he is entitled to receive under the terms of his Employment Agreement.  Mr. Wirth’s annual salary for fiscal year 2006 has been set at $141,000.  The Compensation Committee does not rely on any particular set of financial or non-financial factors, measures or criteria when determining the compensation offered to Mr. Wirth.  See “Compensation Committee Report” above.

Purchase of Class B Limited Partnership Units from Mr. Wirth

On February 2, 2004, the Trust purchased 433,036 Class B limited partnership units in RRF Limited Partnership (the “Partnership”) from Mr. Wirth and his affiliates for the closing price of the Trust’s Shares of Beneficial Interest on that day, which was $2.25 per Share.  The Trust made a down-payment totaling $2,500 and issued five promissory notes totaling $971,831, which were paid during fiscal year 2005 using $504,279 in cash and Shares with an aggregate value of $467,552.  The Trust repurchased these Class B limited partnership units to increase its sole general partner interest in the Partnership, and thereby receive a larger allocation of the Partnership’s equity.

Acquisition of InnSuites Licensing Corp. by Suite Hospitality Management, Inc.

Effective February 2, 2004, Suite Hospitality Management, Inc. (the “Management Company”) acquired all of the issued and outstanding capital stock of InnSuites Licensing Corp. (“Licensing Corp.”), an entity then owned by Mr. Wirth and his spouse.  In exchange for the stock of Licensing Corp., Mr. Wirth and his spouse received 55,563 Shares that were held by the Management Company.  Licensing Corp. became a wholly-owned subsidiary of the Management Company.

Effective on June 8, 2004, the Trust acquired the management agreements of the Management Company and the license agreements and related registered and unregistered InnSuites trademarks and tradenames of Licensing Corp.

Sale of Tempe, Arizona Property

On March 25, 2004, the Trust sold its Tempe, Arizona property to Tempe/Phoenix Airport Resort LLC, an affiliate of Mr. Wirth, for its appraised value of $6.8 million, which was also its carrying value.  Tempe/Phoenix Airport Resort LLC satisfied the purchase price by assuming $5.1 million of the Trust’s notes payable to Mr. Wirth and his affiliates and assuming the $1.7 million mortgage note secured by the property.

Pending Sale of Phoenix, Arizona Property

On January 4, 2005, the Board of Trustees approved the sale of the Phoenix, Arizona hotel to Phoenix Northern Resort LLC, an affiliate of Mr. Wirth, for its appraised value of $5.1 million.  The property’s carrying value is $3.1 million. On January 15, 2005, Rare Earth Financial LLC, another affiliate of Mr. Wirth, converted its $700,000 loan receivable into a non-interest bearing deposit for the purchase of the hotel.  The Trust expects to complete the sale during the second quarter of fiscal year 2006.  Any gain or loss recognized on the transaction will be recorded as a contribution or distribution because the purchaser is a related party.  The Trust does not expect to incur a loss on the sale of the property.

Related Party Loans and Advances to the Trust

Notes and advances payable to related parties consist of funds provided by Mr. Wirth, certain of his affiliates and other related parties to permit the Trust to repurchase additional general partnership units in the Partnership and to fund working capital and capital improvement needs. The aggregate amounts outstanding to related parties were approximately $94,000 and $6.9 million as of January 31, 2005 and 2004, respectively.

The notes and advances payable to related parties are as follows as of January 31 of the respective years:

	2005	2004
Note payable to The Anderson Charitable Remainder Unitrust, an affiliate of Mason Anderson, Trustee of the Trust, bearing interest at 7% per annum, and secured by Shares of Beneficial Interest in the Trust. Due in monthly principal and interest payments of $2,408 through September 2005.	$18,771	$—

Note payable to Wayne Anderson, son of Mason Anderson, Trustee of the Trust, bearing interest at 7% per annum, and secured by Shares of Beneficial Interest in the Trust. Due in monthly principal and interest payments of $574 through June 2009.	26,114	—

Note payable to Karen Anderson, daughter of Mason Anderson, Trustee of the Trust, bearing interest at 7% per annum, and secured by Shares of Beneficial Interest in the Trust. Due in monthly principal and interest payments of $574 through June 2009.	26,115	—

Note payable to the Kathy Anderson, daughter of Mason Anderson, Trustee of the Trust, bearing interest at 7% per annum, and secured by Shares of Beneficial Interest in the Trust. Due in monthly principal and interest payments of $495 through June 2009.	22,512	—

Note payable to Steve Robson, Trustee of the Trust, paid in full during fiscal year 2005 with Shares of Beneficial Interest in the Trust.	—	239,667

Unsecured notes payable to Rare Earth Financial, L.L.C., an affiliate of Mr. Wirth, paid in full during fiscal year 2005.	—	514,500

Unsecured note payable to Rare Earth Financial, L.L.C., an affiliate of Mr. Wirth, paid in full during fiscal year 2005 in connection with the sale of the Tempe property.	—	2,000,000

Note payable to Rare Earth Financial, L.L.C., an affiliate of Mr. Wirth, bearing interest at 7% per annum, paid in full during fiscal year 2005 in connection with the sale of the Tempe property.	—	2,072,893

Note payable to Rare Earth Financial, L.L.C., an affiliate of Mr. Wirth, paid in full during fiscal year 2005 in connection with the sale of the Tempe property.	—	1,379,646

Note payable to Hulsey Hotels Corporation, an affiliate of Mr. Wirth, paid in full during fiscal year 2005.	—	356,550

Note payable to Mr. Wirth, bearing interest at 7% per annum, paid in full during fiscal year 2005.	—	187,230

Unsecured note payable to Mr. Wirth, paid in full during fiscal year 2005.	—	101,755

Totals	$93,512	$6,852,241

During the second and third quarters of fiscal year 2004, the Trust issued five promissory notes in the amount of $208,000, $75,000, $200,000, $110,000 and $60,000 to Rare Earth Development Company, an affiliate of Mr. Wirth, all of which were paid in full in the third quarter of fiscal year 2004 utilizing a portion of the cash proceeds from the sale of the Buena Park property.

During the second quarter of fiscal year 2004, the Trust issued a promissory note in the amount of $225,000 to Rare Earth Financial, L.L.C., an affiliate of Mr. Wirth, which was paid in full in the third quarter of fiscal year 2004 utilizing a portion of the cash proceeds from the sale of the Buena Park property.

During the first quarter of fiscal year 2005, the Trust repurchased 433,036 Class B limited partnership units in the Partnership from affiliates of Mr. Wirth, issuing promissory notes in the aggregate amount of $974,331.  During the first quarter of fiscal year 2005, the Trust repaid $449,500 of these notes.  During the fourth quarter of fiscal year 2005, the Trust repaid the remaining balance of these notes with Shares with an aggregate value of $467,552.  Additionally, Mr. Wirth converted 1,000,000 Class B limited partnership units in the Partnership into 1,000,000 Shares.

As of February 2, 2004, J. R. Chase, the sole stockholder of the Management Company, agreed to transfer 32,363 Shares in the Trust to the Management Company in order to facilitate the Management Company’s acquisition of Licensing Corp. from Mr. Wirth.  In consideration of the transfer of those Shares, the Management Company agreed to pay Mr. Chase $72,817.  The Management Company fully satisfied this obligation during June 2004.

During the second quarter of fiscal year 2005, the Trust issued promissory notes totaling $83,000 to affiliates of Mason Anderson, who subsequently became a Trustee of the Trust, in exchange for 47,084 Shares.

During the second quarter of fiscal year 2005, the Trust issued 55,423 Shares to satisfy unpaid principal and interest totaling $95,882 to Mr. Robson, a Trustee of the Trust.

During the fourth quarter of fiscal year 2005, the Partnership reclassified $700,000 of advances payable to Rare Earth Financial, L.L.C., an affiliate of Mr. Wirth, to a deposit for the purchase of the Phoenix, Arizona hotel property by another affiliate of Mr. Wirth.

The Trust paid interest on related party notes to Mr. Wirth and his affiliates in the amounts of $439,294, $205,101 and $28,373 for the twelve months ended January 31, 2005, 2004 and 2003, respectively.  The Trust incurred interest expense on related party notes to Mr. Wirth and his affiliates in the amounts of $117,500, $515,214 and $623,522 for the twelve months ended January 31, 2005, 2004 and 2003, respectively.

Continued Listing with the American Stock Exchange

On June 13, 2003, the Trust received notice from Amex indicating that the Trust failed to meet certain of Amex’s continued listing standards as set forth under Section 1003(a) of the Amex Company Guide.  The Trust became non-compliant with Amex’s continued listing standards due to losses incurred by the Trust in its most recent fiscal years.  These losses were exacerbated by the terrorist attacks on September 11, 2001, the war in Iraq during the spring of 2003, as well as the general slowdown in the economy and travel.

In response to this notice, the Trust was given the opportunity to submit a plan to Amex to regain compliance with the continued listing standards.  On August 26, 2003, Amex notified the Trust that it had accepted the Trust’s plan and granted the Trust the opportunity to regain compliance with Amex’s continued listing standards.

On December 10, 2004, the shareholders of the Trust approved several proposals relating to the Trust’s plan to return to compliance with Amex’s continued listing standards.  On January 4, 2005, the Board of Trustees approved the implementation of the proposals.  The proposals were consummated on January 31, 2005, and resulted in:

•      The Trust issuing 6,577,732 Shares to the Partnership to satisfy advances and interest payable to the Partnership totaling approximately $8.6 million.  The Partnership concurrently distributed the Shares to its unit holders.  Of the 6,577,732 Shares distributed by the Partnership, 3,761,071 were returned to the Trust and became treasury shares.  The remaining 2,816,661 Shares remained outstanding.

•      The Trust issuing 4,969,712 Shares, with a fair value of approximately $6.5 million, to the Partnership to acquire its ownership interest in Yuma Hospitality Properties, Ltd., which owns and operates the Yuma, Arizona hotel property.  The Partnership concurrently distributed the Shares to its unit holders.  Of the 4,969,712 Shares distributed by the Partnership, 2,841,624 were returned to the Trust and became treasury shares.  The remaining 2,128,088 Shares remained outstanding.  The fair value was determined using the carrying values of assets and liabilities, except for fixed assets, which were valued using appraised value.  The portion of the excess of fair value over book value that relates to the minority interest in the Partnership totals $1.2 million, and was recorded as an increase in the basis of those fixed assets.

•      The Trust issuing 457,645 Shares in the Trust to satisfy $594,938 of notes and interest payable to affiliates of Mr. Wirth.  All of those Shares remained outstanding.

•      The Trust issuing 1,000,000 Shares in the Trust to Mr. Wirth and his affiliates upon conversion of 1,000,000 Class B limited partnership units in the Partnership, which increased the Trust’s ownership interest in the Partnership by 7.6%.  All of those Shares remained outstanding.

In total, the Trust issued 13,005,089 Shares in the Trust, of which 6,602,695 returned to the Trust as treasury shares and 6,402,394 remained outstanding.  Mr. Wirth and his affiliates, through these transactions, received 5,182,186 Shares.

As of January 31, 2005, the Trust has total shareholders’ equity of $6.3 million, which exceeds the minimum amount of $6.0 million required to regain compliance with Amex’s continued listing standards.

All of these transactions were approved by the shareholders and the independent Trustees of the Trust.

All related party transactions are subject to appropriate review and oversight by the Audit Committee of the Board of Trustees.

CERTAIN INFORMATION CONCERNING THE TRUST

Ownership of Shares

The following table shows the persons who were known to the Trust to be the beneficial owner of more than 5% of the Shares as of July 14, 2005, together with the number of Shares owned beneficially by each Trustee, nominee and executive officer, and the Trustees, nominees and executive officers as a group.

Five Percent Beneficial Owners and
Beneficial Ownership of Trustees, Nominees and Executive Officers

	Shares Beneficially Owned	Percentage of Outstanding Shares
Trustees, Nominees and Executive Officers
James F. Wirth (1)	5,817,869	63.7%
Marc E. Berg	56,225	*
Steven S. Robson	193,523	2.1%
Peter A. Thoma	38,700	*
Larry Pelegrin	3,870	*
Anthony B. Waters	11,400	*
Trustees, Nominees and Executive Officers as a group (six persons)	6,121,587	67.1%

(1)      These Shares are owned jointly by Mr. Wirth and his spouse.  Mr. Wirth and his spouse also own 3,467,938 issued and outstanding Class B limited partnership units in the Partnership, the conversion of which is restricted and permitted only at the discretion of the Board of Trustees of the Trust.  Mr. Wirth’s address is 1615 E. Northern Avenue, Suite 102, Phoenix, Arizona 85020.

* Less than one percent (1.0%).

Section 16(a) Beneficial Ownership Reporting Compliance

Based on Trust records and information, and upon representations from the reporting persons, the Trust believes that all Commission filing requirements applicable to Trustees, executive officers and beneficial owners of more than 10% of a registered class of equity securities of the Trust under Section 16(a) of the Securities Exchange Act of 1934, as amended, for the fiscal year ended January 31, 2005, were complied with.

Selection of Independent Auditors

The consolidated financial statements of the Trust as of and for the fiscal year ended January 31, 2005 were audited by Epstein, Weber & Conover, P.L.C., independent public accountants.  The consolidated financial statements of the Trust as of and for the two fiscal years ended January 31, 2004  and 2003 were audited by McGladrey & Pullen, LLP, independent public accountants.

Representatives of Epstein, Weber & Conover, P.L.C. are expected to be present at the 2005 Annual Meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Change in Independent Auditors

On January 20, 2005, the Trust received written notice, dated January 17, 2005, from McGladrey & Pullen, LLP (“McGladrey”) that McGladrey had resigned as the Trust’s principal independent accountant to audit the Trust’s financial statements.  Anthony Waters, the Trust’s Chief Financial Officer, spoke with representatives of McGladrey on January 17, 2005 regarding the Trust’s relationship with McGladrey, however, Mr. Waters did not believe that McGladrey had resigned on that date.

The reports of McGladrey on the Trust’s financial statements for the fiscal years ended January 31, 2004 and 2003 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.  In connection with the audits of the Trust’s financial statements for the fiscal years ended January 31, 2004 and 2003, and in the subsequent interim periods through January 20, 2005, there were no disagreements with McGladrey on any matter of accounting principles or practices, financial statement disclosure or auditing scope and procedure which, if not resolved to the satisfaction of McGladrey, would have caused McGladrey to make reference to the matter in its report.

In connection with the audits of the Trust’s financial statements for the fiscal years ended January 31, 2004 and 2003, and in the subsequent interim periods through January 20, 2005, there were no “reportable events” as that term is described in
Item 304(a)(l)(v) of Regulation S-K, except that, on January 7, 2005, McGladrey provided a letter to the Audit Committee and management of the Trust noting two reportable conditions under standards established by the American Institute of Certified Public Accountants that McGladrey believed to be material weaknesses.  McGladrey has advised the Trust that it believes that these two reportable conditions constitute “reportable events.”

The first reportable condition involves the lack of sufficient segregation of duties and responsibilities with respect to the recording and approval of financial information that occurred due to the departure of the Trust’s Controller.  Effective January 31, 2005, the Trust rehired its former Controller who will oversee the recording of financial information while the Trust’s Chief Financial Officer will continue in his prior role of approving financial information.  The second reportable condition involves the need for “numerous adjusting journal entries” and “significant financial statement presentation changes,” which resulted in McGladrey concluding that the Trust’s “monthly internal financial statements may not be reliable.”  The Trust has hired additional accounting staff and is considering additional measures that will better ensure the reliability of the Trust’s internal financial statements.

On December 10, 2004, the Audit Committee discussed the conditions described above with McGladrey, but did not receive the letter identifying those conditions as reportable conditions and material weaknesses until January 7, 2005.  Management of the Trust subsequently discussed the letter received on January 7, 2005 with McGladrey.  The Trust has authorized McGladrey to respond fully to the inquiries of any successor accountant concerning the subject matter of the reportable conditions described above.

On April 4, 2005, the Trust engaged Epstein, Weber & Conover, P.L.C. (“EWC”) to act as the Trust’s principal independent accountant to audit the Trust’s financial statements.  The decision to engage the new accountants was recommended and approved by the Audit Committee of the Board of Trustees of the Trust.

During the fiscal years ended January 31, 2005 and 2004, and during all subsequent interim periods through April 4, 2005, the Trust did not consult with EWC regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on the Trust’s financial statements or any of the matters described in the preceding paragraphs.

Audit Fees & Services

Audit Fees

The aggregate fees for professional services rendered by EWC for the audit of the Trust’s annual financial statements for the fiscal year ended January 31, 2005 were $61,000.  The aggregate fees for professional services rendered by McGladrey for the audit of the Trust’s annual financial statements for the fiscal years ended January 31, 2005 and January 31, 2004 were $78,130 and $134,463, respectively.  The aggregate fees for professional services rendered by McGladrey for reviewing the interim financial statements included in the Trust’s quarterly reports on Form 10-Q filed during the fiscal years ended January 31, 2005 and January 31, 2004 were $60,220 and $27,000, respectively.

Audit-Related Fees

The aggregate fees for EWC audit-related services, such as consents and assistance with and review of documents filed with the Commission, were $0 for the fiscal year ended January 31, 2005.  The aggregate fees for McGladrey audit-related services, such as comfort letters, consents and assistance with and review of documents filed with the Commission, were $0 and $7,081 for the fiscal years ended January 31, 2005 and January 31, 2004, respectively.  The Audit Committee pre-approved all audit-related fees billed for the fiscal year ended January 31, 2005.

Tax Fees

The aggregate fees for EWC tax compliance, tax advice and tax planning for the fiscal year ended January 31, 2005 were $25,000.  The aggregate fees for McGladrey tax compliance, tax advice and tax planning for the fiscal years ended January 31, 2005 and January 31, 2004 were $2,935 and $78,640, respectively.  The Audit Committee pre-approved all tax fees billed for the fiscal year ended January 31, 2005.

All Other Fees

The aggregate fees for all other services rendered by EWC during the fiscal year ended January 31, 2005 were $0.  The aggregate fees for all other services rendered by McGladrey during the fiscal years ended January 31, 2005 and January 31, 2004 were $0 and $750, respectively.  These fees represent amounts paid for the issuance of consents.  The Audit Committee pre-approved all other fees billed for the fiscal year ended January 31, 2005.

The Audit Committee of the Trust has considered whether the provision of these services, other than the audit of the Trust’s annual financial statements, is compatible with EWC and McGladrey maintaining their respective independence from the Trust.

The Audit Committee pre-approves all fees for services performed by EWC, including audit and non-audit services.  Unless a type of service EWC provided received general pre-approval, it will require specific pre-approval by the Audit Committee.  Any proposed services exceeding pre-approved cost levels will require specific pre-approval by the Audit Committee.  The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.

Since May 6, 2003, the effective date of Commission rules requiring Audit Committee pre-approval of audit and non-audit services performed by the Trust’s independent auditors, all of the services provided by EWC and McGladrey were approved in accordance with the policies and procedures described above.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

Certain statements in this Proxy Statement and in the documents incorporated by reference in this Proxy Statement, including statements containing the phrases “believes,” “intends,” “expects,” “anticipates,” “predicts,” “would be,” “should be,” “looking ahead” or similar words, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  The Trust intends that such forward-looking statements be subject to the safe harbors created by such Acts.  These forward-looking statements include statements regarding the intent, belief or current expectations of the Trust, its Trustees or its officers in respect of (i) the Trust’s continued listing on Amex; (ii) the declaration or payment of dividends; (iii) the management or operation of the hotels; (iv) the adequacy of reserves for renovation and refurbishment; (v) the Trust’s financing plans; (vi) the Trust’s position regarding investments, acquisitions, developments, financings, conflicts of interest and other matters; and (vii) trends affecting the Trust’s or any hotel’s financial condition or results of operations.

These forward-looking statements reflect the Trust’s current views in respect of future events and financial performance, but are subject to many uncertainties and factors relating to the operations and business environment of the hotels which may cause the actual results of the Trust to differ materially from any future results expressed or implied by such forward-looking statements.  Examples of such uncertainties include, but are not limited to:

•      fluctuations in hotel occupancy rates;

•      changes in room rental rates which may be charged by InnSuites Hotels in response to market rental rate changes or otherwise;

•      interest rate fluctuations;

•      changes in federal income tax laws and regulations;

•      competition;

•      any changes in the Trust’s financial condition or operating results due to acquisitions or dispositions of hotel properties;

•      real estate and hospitality market conditions;

•      hospitality industry factors;

•      terrorist attacks or other acts of war;

•      outbreaks of communicable diseases;

•      natural disasters;

•      local or national economic and business conditions, including, without limitation, conditions which may affect public securities markets generally, the hospitality industry or the markets in which the Trust operates or will operate; and

•      uncertainties the Trust might encounter in changing from a real estate investment trust to a tax-paying entity.

The Trust does not undertake any obligation to update publicly or revise any forward-looking statements whether as a result of new information, future events or otherwise.  Pursuant to Section 21E(b)(2)(E) of the Securities Exchange Act of 1934, the qualifications set forth hereinabove are inapplicable to any forward-looking statements relating to the operations of the Partnership.

OTHER MATTERS

The Trustees know of no matters to be presented for action at the 2005 Annual Meeting other than those described in this Proxy Statement.  Should other matters come before the meeting, the Shares represented by proxies solicited hereby will be voted with respect thereto in accordance with the best judgment of the proxy holders.

OTHER INFORMATION

Shareholder Proposals

If a shareholder intends to present a proposal at the 2006 Annual Meeting, it must be received by the Trust for consideration for inclusion in the Trust’s Proxy Statement and form of proxy relating to that meeting on or before                   , 2006.  A shareholder who wishes to present a proposal at the 2006 Annual Meeting, but not have such proposal included in the Trust’s Proxy Statement and form of proxy relating to that meeting, must notify the Trust of such proposal before                   , 2006.  If notice of the proposal is not received by the Trust by such date, then the proposal will be deemed untimely and the Trust will have the right to exercise discretionary voting authority and vote proxies returned to the Trust with respect to such proposal.

By order of the Board of Trustees

MARC E. BERG
Secretary

, 2005

INNSUITES HOSPITALITY TRUST	P R O X Y
------------------------------------------------	THIS PROXY IS SOLICITED ON BEHALF OF
THE TRUSTEES

PLEASE	The undersigned hereby appoints MARC E. BERG and ANTHONY B. WATERS
SIGN AND	as proxies, each with the full power to appoint his substitute, and hereby
RETURN	authorizes them to represent and to vote, as designated below, all the Shares of
THIS	Beneficial Interest of InnSuites Hospitality Trust held of record by the undersigned
PROXY	on July 14, 2005 at the Annual Meeting of Shareholders to be held on
WHETHER	August 25, 2005 or at any adjournments thereof.
OR NOT
YOU	1.	Election of Trustees.
EXPECT
TO ATTEND	FOR the nominees listed below ☐	WITHHOLD AUTHORITY ☐
THE	(except as marked to the contrary below)	to vote for nominee listed below
MEETING
LARRY PELEGRIN
STEVEN S. ROBSON

(Instruction: To withhold authority to vote for any individual nominee, write that
YOU MAY	nominee’s name on the space provided below.)
NEVERTHELESS
VOTE IN	----------------------------------------------------------------------------------------------------------------
PERSON IF
YOU ATTEND	2.	The following proposal relating to the Reverse Stock Split:

Approval of the grant of authority to the Board of Trustees to implement a Reverse Stock Split up to a maximum ratio of 1-for-4.

FOR Approval ☐	AGAINST Approval ☐	ABSTAIN ☐

3.	In his discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting.

(Continued, and to be signed, on the other side)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE PROPOSALS 1 AND 2.

Please sign exactly as name appears below.

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: , 2005

Signature

Signature if held jointly

Please Sign and Return the Proxy Card Promptly